(h)(5)(iii)
FORM OF
December 4, 2007
Todd Modic
Senior Vice President
ING Funds Services, LLC
7337 E. Doubletree Ranch Road
Scottsdale, AZ 85258
Dear Mr. Modic:
     Pursuant to the Administration Agreement dated September 23, 2002, between ING Equity Trust and ING Funds Services, LLC (the “Agreement”) we hereby notify you of our intention to retain you as Administrator to render administrative and other services to ING Equity Dividend Fund (the “Fund”), a newly established series of ING Equity Trust, effective December 4, 2007, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement. The Amended Schedule A is attached to the letter.
     Please signify your acceptance to act as Administrator under the Agreement with respect to the Fund.

Very sincerely,

By:
Name:
Title:
ING Equity Trust
ACCEPTED AND AGREED TO:
ING Funds Services, LLC

By:
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Equity Trust

FORM OF
AMENDED SCHEDULE A
to the
ADMINISTRATION AGREEMENT
between
ING EQUITY TRUST
and
ING FUNDS SERVICES, LLC

Series	Administrative Fee
(as a percentage of average daily net assets)
ING Equity Dividend Fund	0.10%
ING Fundamental Research Fund	0.10%
ING LargeCap Growth Fund	0.10%
ING LargeCap Value Fund	0.10%
ING MidCap Opportunities Fund	0.10%
ING Opportunistic LargeCap Fund	0.10%
ING Real Estate Fund	0.10%
ING SmallCap Opportunities Fund	0.10%
ING SmallCap Value Choice Fund	0.10%
ING Value Choice Fund	0.10%